Exhibit 10.3

Summary of Board and Committee Compensation

The Board of Directors of the Company approved cash director fees, committee member fees and chairperson fees to be paid to non-management directors of the Company in the 2013 fiscal year. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:

Each non-management director will receive a director fee of $15,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $60,000 per year.

Each non-management director who serves on a committee of the Board of Directors will receive a fee of $1,250 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $5,000 per year.

Each non-management director who serves as the chairperson of a committee of the Board of Directors shall receive a fee of $625 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $2,500 per year.

The Board of Directors approved an annual restricted stock retainer to each non-management director in the form of restricted stock or restricted stock units in an amount not to exceed 10,000 restricted shares of the Company’s common stock over a three year period or (i) 3,333 shares for the retainer period of January 2013 to January 2014; (ii) 3,333 shares for the retainer period of January 2014 to January 2015; and (iii) 3,334 shares for the retainer period of January 2015 to January 2016. The retainer restricted stock will be awarded at the meeting of the Board of Directors following the Company’s Annual Meeting of Stockholders to be held on January 24, 2013.